EXHIBIT 10.24

Loan Agreement

between

LaSalle Bank National Association

and

Midwest Banc Holdings, Inc.

Dated as of April 8, 2004

ii

EXHIBITS:

A	Form of Note

B	Form of Pledge Agreement

C	Schedule of Loan Documents

D	Form of Rate Election Notice

E	Form of Opinion of Borrower’s Counsel

F	Form of Quarterly Compliance Certificate

DISCLOSURE SCHEDULE:

4.1.2	Borrower Information

4.1.3	Capital Stock of the Subsidiary Banks

4.1.4	Corporate Names

4.4.2	Certain Loans

4.5.1	UCC Financing Statements

4.7.2	Certain Regulatory Enforcement Actions

4.7.3	Pending Litigation

4.7.5	ERISA Matters

5.2.3	Certain Indebtedness

5.4.4	Insurance

iii

LOAN AGREEMENT

     THIS LOAN AGREEMENT (this “Agreement”) is dated as of April 8, 2004 and is made by and between MIDWEST BANC HOLDINGS, INC., a bank holding company incorporated under the laws of the State of Delaware (“Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S :

     A. Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of each of Midwest Bank and Trust Company and Midwest Bank of Western Illinois (collectively referred to as the “Subsidiary Banks”), each of which is chartered as an Illinois state bank. The issued and outstanding capital stock of the Subsidiary Banks may be referred to as the “Subsidiary Bank Shares.”

     B. Borrower has requested that Lender provide it with a revolving line of credit (the “Loan”) in the principal amount of $25,000,000 (or such lesser amounts as may be provided herein).

     C. The proceeds from the Loan shall be used by Borrower for general corporate purposes.

     F. Lender is willing to lend to Borrower an aggregate principal amount of up to $25,000,000 under the Loan in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Loan Documents (as defined below).

     THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T :

1. DEFINITIONS.

     1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the other Loan Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

     “Affiliate(s)” shall mean, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

     “Assignee Lender” shall have the meaning ascribed to such term in Section 9.2.

     “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended or recodified.

     “Base Rate” shall mean that rate of interest (expressed as a percent per annum) equal to Lender’s “base” or “prime” rate (which is not necessarily the lowest or most favorable rate of interest charged by Lender on commercial loans at any time) in effect from time to time, which means a base rate of interest established by Lender from time to time that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in the rate of interest hereunder due to a change in the base or prime rate shall become effective on the date each change in the base or prime rate is announced by Lender.

     “Base Rate Tranche” shall mean a Borrowing Tranche as to which the Base Rate is applicable.

     “Borrower” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Borrower 2003 Audited Financial Statements” shall have the meaning ascribed to such term in Section 4.4.

     “Borrower SEC Documents” shall have the meaning ascribed to such term in Section 4.1.2.

     “Borrower’s Accountant” shall mean McGladrey & Pullen, LLP for the year ending December 31, 2003 and all periods thereafter, and Crowe Chizek and Company LLP for all prior periods thereto, the certified public accounting firm that has audited, and shall audit, Borrower.

     “Borrower’s Liabilities” shall mean Borrower’s obligations under this Agreement, the Note and any other Loan Documents.

     “Borrowing Date” shall mean the date any Borrowing Tranche is disbursed, renewed or converted (from a LIBOR Rate Tranche to a Base Rate Tranche or from a Base Rate Tranche to a LIBOR Rate Tranche).

     “Borrowing Tranche” shall mean a disbursement of proceeds under the Loan pursuant to this Agreement.

     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) hereof, a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of Illinois or any other day on which banking institutions located in Illinois are authorized or required by law or other governmental action to close) on which the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of Lender’s business functions and (b) with respect to determinations in connection with, and payments of principal and interest on any LIBOR Rate Tranche, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Interbank Eurodollar Market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

     “Capital Expenditures” shall mean expenditures made or costs incurred that are required to be capitalized for financial reporting purposes in accordance with GAAP, but excluding expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored.

     “Closing” shall have the meaning ascribed to such term in Section 2.5.

     “Closing Date” shall mean April 8, 2004.

     “Code” shall mean the Internal Revenue Code of 1986, as amended or recodified.

     “Code Provisions” shall have the meaning ascribed to such term in Section 8.1.1.16.

     “Collateral” shall mean all the property (including all tangible and intangible property) in which the Collateral Documents grant (or purport to grant) Lender a security interest.

     “Collateral Documents” shall mean the Pledge Agreement and such other certificates, documents, and instruments entered into or delivered in connection with or relating to the Collateral.

     “Condition or Release” shall mean any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

     “Default Rate” shall have the meaning ascribed to such term in Section 2.6.3.

     “Disclosure Schedule” shall mean, in aggregate, the disclosures contemplated herein and as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

     “Employee Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

     “Equity Interest” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended or recodified.

     “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.

     “Event of Default” shall have the meaning ascribed to such term in Section 8.1.1.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or recodified.

     “FDIC” shall mean the Federal Deposit Insurance Corporation.

     “FDI Act” shall mean the Federal Deposit Insurance Act, as amended or recodified.

     “FRB” shall mean the Board of Governors of the Federal Reserve System.

     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

     “Governmental Agency(ies)” shall mean, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including the FRB, the IBC and the FDIC.

     “Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances that are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

     “Hazardous Materials Claims” shall have the meaning ascribed to such term in Section 4.7.6.

     “Hazardous Materials Laws” shall mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relate to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

     “IBA” shall mean the Illinois Banking Act, as amended or recodified.

     “ICB” shall mean the Illinois Office of Banks and Real Estate.

     “Indebtedness” shall mean and include: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary; (b) all obligations secured by any lien in property owned by Borrower or any Subsidiary whether or not such obligations shall have been assumed; (c) all guarantees and similar contingent liabilities with respect to obligations of others; and (d) all other obligations (including letters of credit) evidencing obligations to others; provided, however, in the case of the Subsidiary Banks, Indebtedness shall not include indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations.

     “Instructions” shall mean disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loan should be disbursed at Closing.

     “Interest Rate Protection Agreement” shall mean an interest rate swap, cap, collar or other hedging or derivative agreement, to which Lender or any Affiliate of Lender is the counterparty, intended to mitigate interest rate risk, along with any other related agreement or instrument executed in connection therewith.

     “Initial Disbursement” shall have the meaning ascribed to such term in Section 3.1.

     “Leases” shall mean all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

     “Lender” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “LIBOR Rate” shall mean that rate of interest equal to (a) the quotient of (i) the rate of interest, rounded upward, if necessary, to the nearest whole multiple of .0625% (1/16 of 1%), quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars on the date, at approximately 11:00 a.m., London time, that is two Business Days prior to any applicable Borrowing Date for purposes of calculating effective rates of interest for Loan or obligations making reference thereto for an amount approximately equal to a LIBOR Rate Tranche and for a period of time approximately equal to a LIBOR Period, divided by (ii) 100% minus the Reserve Percentage.

     “LIBOR Rate Tranche” shall mean a Borrowing Tranche as to which the LIBOR Rate is applicable.

     “LIBOR Period” shall mean a period of 90 days, plus or minus one or two days, with respect to a LIBOR Rate Tranche; provided that no LIBOR Period shall extend beyond any Maturity Date.

     “LIBOR Spread” shall mean 1.5% (150 basis points).

     “Loan” shall have the meaning ascribed to such term in the recitals hereto.

     “Loan Documents” shall mean, as of the applicable quarter-end, those documents and instruments (including all agreements, instruments and documents, including guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Loan) entered into or delivered by Borrower in connection with or relating to the Loan and listed on Exhibit C hereto.

     “Maturity Date” shall mean April 7, 2005.

     “Nonperforming Assets” shall have the meaning ascribed to such term in Section 7.2.

     “Note” shall mean a promissory note in the form attached as Exhibit A hereto in the principal amount of the Loan, as amended, restated, supplemented or modified from time to time and each note delivered in substitution or exchange for such note.

     “Person” shall mean an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

     “Pledge Agreement” shall mean a Pledge Agreement dated as of the Closing Date between Borrower and Lender, in the form attached as Exhibit B hereto, as amended, restated, supplemented or modified from time to time, pursuant to which the Subsidiary Bank Shares are pledged to Lender.

     “Potential Event of Default” shall mean an event or circumstance that with the passage of time, the giving of notice or both, could become an Event of Default hereunder.

     “Property” shall mean any real property owned or leased by Borrower or any Subsidiary.

     “Rate Election Notice” shall mean a properly completed notice in the form attached as Exhibit D hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.

     “Reserve for Loan and Lease Losses” shall have the meaning ascribed to such term in Section 7.2.

     “Reserve Percentage” shall mean the percentage announced within Lender as the reserve percentage under Regulation D of the FRB for Loan and obligations making reference to a LIBOR Rate for a LIBOR Period. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities (as defined in Regulation D) from related institutions as though Lender were in a net borrowing position, as promulgated by the FRB, or its successor.

     “RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

     “SEC” shall mean the United States Securities and Exchange Commission.

     “Securities Act” shall mean the Securities Act of 1933, as amended or recodified.

     “Subsidiary” shall mean the Subsidiary Banks and any other corporation or other entity of which any Equity Interest is directly or indirectly owned by Borrower.

     “Subsidiary Banks” shall have the meaning ascribed to such term in the recitals hereto.

     “Subsidiary Bank Shares” shall have the meaning ascribed to such term in the recitals hereto.

     “Tier 1 Capital” shall have the meaning have the meaning ascribed to such term in Section 7.2.

     “Total Loans Outstanding” shall mean the aggregate, gross amount of loans set forth in the applicable call report of each of the Subsidiary Banks, which shall be consistent with the financial information and reports contemplated in Section 6 hereof.

     “UCC” shall mean the Uniform Commercial Code as enacted in the State of Illinois, as amended or recodified.

     1.2. Certain UCC and Accounting Terms: Interpretations. Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement that are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including,” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Loan Document shall be deemed to be to such document as amended, modified or restated from time to time.

     1.3. Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2. CREDIT FACILITY.

     2.1. The Loan. Lender agrees to extend the Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Note and the other Loan Documents. An initial Borrowing Tranche shall be borrowed on the Closing Date and, thereafter, any such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBOR Rate Tranche and shall bear interest per annum at a rate equal to the LIBOR Rate plus the LIBOR Spread; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Loan shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Note and this Agreement.

     2.2. The Note. The Loan shall be evidenced by the Note.

     2.3. Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Loan shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the term of the Loan past the Maturity Date.

     2.4. Collateral. The Borrower’s Liabilities shall be secured by a pledge of the Subsidiary Bank Shares made pursuant to the Pledge Agreement.

     2.5. The Closing. The initial funding of the Loan (the “Closing”) will occur at the offices of Barack Ferrazzano, counsel to Lender, at 333 West Wacker Drive, Suite 2700, Chicago, Illinois at 9:30 a.m. on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Loan in accordance with any Instructions received at least one Business Day prior to Closing.

     2.6. Interest Rates.

          2.6.1. Interest Rate Election. Each Borrowing Tranche under the Loan shall bear interest as a Base Rate Tranche unless and until Borrower shall otherwise elect. Borrower shall make a LIBOR Rate or Base Rate election by delivering a Rate Election Notice (a) not less than one Business Day prior to the Borrowing Date, in the case of a Base Rate Tranche, (b) not less than three Business Days prior to the Borrowing Date, in the case of a LIBOR Rate Tranche, and (c) in no event more than five Business Days prior to a Borrowing Date, provided that no more than one LIBOR Rate Tranche for the Loan shall be outstanding at any one time. Each Rate Election Notice shall specify the LIBOR Period to be applicable to any LIBOR Rate Tranche with respect to the Loan. The LIBOR Rate shall remain fixed for all disbursements made under a Loan that bear interest based on the LIBOR Rate until the next LIBOR Period commences. Any Rate Election Notice delivered by Borrower shall be irrevocable and may not be modified in any way without the prior, written approval of Lender. In addition to initially electing to designate a Borrowing Tranche as a Base Rate Tranche or a LIBOR Rate Tranche, Borrower may further elect, by designation on a Rate Election Notice, (i) to convert a Base Rate Tranche or any portion thereof to a LIBOR Rate Tranche, (ii) to convert a LIBOR Rate Tranche or any portion thereof into a Base Rate Tranche, or (iii) to continue any LIBOR Rate Tranche or any portion thereof for an additional LIBOR Period. In the event that Borrower fails to notify Lender that it desires to continue any LIBOR Rate Tranche or any portion thereof by the last day of the applicable LIBOR Period, Borrower shall be deemed to have elected to continue the LIBOR Rate Tranche in question for an additional LIBOR Period equal in length to the expiring LIBOR Period. The LIBOR Period for the continuation of any LIBOR Rate Tranche shall commence on the day after the last day of the next preceding LIBOR Period. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained herein, if a Potential Event of Default or an Event of Default occurs and is continuing, all LIBOR Rate Tranches will convert to Base Rate Tranches immediately and Borrower shall not be permitted to make a LIBOR Rate election. The conversion of a LIBOR Rate Tranche to a Base Rate Tranche pursuant to a description in a Rate Election Notice shall only occur on the last Business Day of the LIBOR Period relating to such LIBOR Rate Tranche. Lender is hereby authorized to rely upon a Rate Election Notice delivered by any authorized officer of Borrower including Daniel R. Kadolph, Chief Financial Officer, and Brad A. Luecke, President and Chief Executive Officer, which persons are Borrower’s duly authorized agents, and such additional authorized agents as any of the above-referenced authorized agents of Borrower shall designate, in writing, to Lender.

          2.6.2. Interest Payments. Subject to Section 2.6.3 hereof, interest accrued on each Borrowing Tranche or any other outstanding amount of the Loan shall be payable by Borrower in arrears on the last day of each March, June, September and December, commencing March 31, 2004, and on the Maturity Date.

          2.6.3. Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, effective immediately upon the occurrence and during the continuance of any Event of Default other than as described in Section 8.1.1.19, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within 10 days after the same becomes due shall bear interest payable upon demand at a rate that is 2% per annum in excess of the rate of interest otherwise payable pursuant to this Section 2.6 (the “Default Rate”). In addition, all other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents, if not paid when due or, in the event no time period is expressed, if not paid within 5 days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate. Finally, any amount due on the Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.

          2.6.4. Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the terms of the Loan. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).

          2.6.5. Certain Provisions Regarding LIBOR Rate Tranche.

               2.6.5.1. Changes; Legal Restrictions. In the event the adoption of or any change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a governmental authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) either (a) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on loan transactions), duty or other charge of any kind with respect to any LIBOR Rate Tranche or changes the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable in connection with a LIBOR Rate Tranche, or (b) imposes on Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date of this Agreement, and the result of any of the foregoing is to increase the actual cost to Lender of making, renewing or maintaining any LIBOR Rate Tranche or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received. Such written demand shall include calculations in reasonable detail, which shall be conclusive and binding in the absence of readily demonstrable error.

               2.6.5.2. LIBOR Rate Lending Unlawful. If the adoption of or any change in any law, treaty, rule, regulation, guideline or in the interpretation or application thereof by any governmental authority makes it unlawful for Lender to make or maintain any LIBOR Rate Tranche, (a) the obligation of Lender to make or continue any LIBOR Rate Tranche shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and (b) if required by such law, interpretation or application, all LIBOR Rate Tranches shall automatically convert into Base Rate Tranches.

               2.6.5.3. Unascertainable Interest Rate. If Lender shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Tranches, then, upon notice from Lender to Borrower, the obligations of Lender to make or continue LIBOR Rate Tranches shall forthwith be suspended, and thereafter the Loan shall continue at the applicable Base Rate until Lender shall notify Borrower that the circumstances causing such suspension no longer exist. Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability with respect to any delay in giving such notice.

               2.6.5.4. Funding Losses. In the event Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain any LIBOR Rate Tranche) as a result of any continuance, conversion, repayment or prepayment of the principal amount of, or failure to make or termination of, any LIBOR Rate Tranche on a date other than the scheduled last day of the LIBOR Period applicable thereto, then, upon the written notice of such from Lender to Borrower, Borrower shall reimburse Lender for such loss or expense within three Business Days after receipt of such notice. Such written notice (which shall include calculations in reasonable detail) shall be conclusive and binding in the absence of readily demonstrable error.

          2.6.6. Additional Interest on LIBOR Rate Tranche. So long as and to the extent Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in the definition of Reserve Percentage), and Lender’s performance under this Agreement shall have given rise to additional reserve requirements for Lender thereunder after the date hereof, Borrower shall pay to Lender additional interest on the unpaid principal amount of each LIBOR Rate Tranche. Such additional interest shall accrue from the later of the date such reserve requirement commences and the date of the first disbursement under such LIBOR Rate Tranche until the earlier of the date such reserve requirement ends and the date the principal amount of such LIBOR Rate Tranche is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR Rate for the LIBOR Period for such LIBOR Rate Tranche from (b) the rate obtained by dividing the LIBOR Rate by a percentage equal to 100% minus the Reserve Percentage as in effect from time to time during such LIBOR Period. Lender shall, as soon as practicable but not later than the last day of the LIBOR Period, provide notice to Borrower of any such additional interest arising in connection with such LIBOR Rate Tranche and the certification of Lender that the additional amount is due and that the additional reserve requirement is applicable to such LIBOR Rate Tranche. Such additional interest shall be payable directly to Lender on the dates specified herein for payment of interest.

          2.6.7. Notice of Changes or Increased Costs Relating to LIBOR Rate Tranche. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected by any of the events or conditions described in Sections 2.6.5 or 2.6.6 hereof, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.

     2.7. Payments.

          2.7.1. Prepayment. Subject to Section 2.6.5.4 hereof, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without penalty, a portion of the principal amount outstanding under the Loan in a minimum aggregate amount of $25,000 or any larger integral multiple of $25,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment.

          2.7.2. Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Chicago time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

          2.7.3. Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day that is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

          2.7.4. Application of Payments. All payments received by Lender from or on behalf of Borrower shall first be applied to amounts due to Lender to pay Lender’s fees and reimburse Lender’s costs and expenses, including those pursuant to Section 5.6 or 8.5 of this Agreement, second to accrued interest under the Note, and then to principal amounts outstanding under the Note; provided, however, that after the date on which the final payment of principal with respect to the Loan is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender.

     2.8. Capital Adequacy. If the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including application of changes to Regulation H and Regulation Y of the FRB issued by the FRB on January 19, 1989 and regulations of the Comptroller of the Currency, Department of Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the capital required or expected to be maintained by Lender or any Person controlling Lender, and such increase is based upon the existence of Lender’s obligations hereunder and under other commitments of this type, then, within 10 days after demand from Lender, Borrower shall pay to Lender, from time to time, such amount or amounts as will compensate Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 2.8 shall take into consideration the policies of Lender or of any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth the amount or amounts as shall be necessary to compensate Lender as specified in this Section 2.8 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

3. DISBURSEMENTS.

     3.1. Initial and Subsequent Disbursements. At such time as all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Loan Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, Lender shall disburse at Borrower’s request and in an amount as requested by Borrower up to $25,000,000 (the "Initial Disbursement”), representing a disbursement of the Loan. In the event Borrower fails to satisfy such disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefor from Lender.

     3.2. Conditions Precedent to Initial Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Initial Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:

          3.2.1. Searches. Such UCC, tax lien and judgment searches regarding Borrower pertaining to the jurisdictions (a) in which Borrower is organized and headquartered, and (b) in which the Collateral is located as determined pursuant to Article 9 of the UCC.

          3.2.2. Opinion. An opinion of counsel of Borrower in substantially the form attached as Exhibit E hereto and otherwise satisfactory to Lender, dated on or about the date of the Initial Disbursement.

          3.2.3. Loan Documents. The Loan Documents, including the Note and the Collateral Documents.

          3.2.4. Pledged Securities. The actual certificates representing all of the securities constituting the Pledged Stock (as defined in the Pledge Agreement) together with irrevocable stock powers for each such certificate endorsed by Borrower in blank.

          3.2.5. Authority Documents.

               3.2.5.1. Copies certified by the appropriate secretary of state or Governmental Agency of (a) the certificate of incorporation of Borrower, and (b) the charter of each Subsidiary Bank.

               3.2.5.2. Good standing certificates for (i) Borrower issued by the Secretary of State of the State in which it is organized, and (ii) each Subsidiary Bank issued by the ICB.

               3.2.5.3. Copies certified by the Secretary or an Assistant Secretary of Borrower of the Bylaws of Borrower and each Subsidiary Bank.

               3.2.5.4. Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance (including the authority to pledge the Pledged Stock) of this Agreement, the Note and the other Loan Documents.

               3.2.5.5. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

          3.2.6. Regulatory Consents. Copies certified by the Secretary or an Assistant Secretary of Borrower of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to the transactions contemplated in the Loan Documents and any other transactions between Lender and Borrower or either of the Subsidiary Banks.

          3.2.7. Instructions. The Instructions.

          3.2.8. Certain Costs of Lender. Payment of certain costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, including Lender’s attorneys’ fees and expenses up to $25,000, and other fees and expenses paid or payable to any other parties.

          3.2.9. Other Requirements. Such other additional information regarding Borrower and each Subsidiary Bank and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its sole discretion.

          3.2.10. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents that are provided for hereunder or as Lender may reasonably request.

     3.3. Conditions to All Disbursements; Renewals and Conversions. Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance by Borrower of and with all of the covenants, conditions and agreements of Borrower contained herein (whether or not non-performance constitutes an Event of Default) and in the other Loan Documents shall be further conditions precedent to any disbursements of the proceeds under the Loan. In addition, Lender shall not be required to disburse proceeds under the Loan or to renew or convert any Borrowing Tranche at any time that any of the following are true:

          3.3.1. Default. There has occurred and is continuing an Event of Default or Potential Event of Default.

          3.3.2. Legislation or Proceedings. Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in Lender’s reasonable judgment, Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened against Borrower or either of the Subsidiary Banks or any of their officers or shareholders that, in the reasonable discretion of Lender, may materially adversely affect the financial condition or operations of Borrower or either of the Subsidiary Banks.

          3.3.3. Collateral. Lender has reasonable cause to believe that any Collateral might be subject to forfeiture under any RICO Related Law or any of the Collateral is subject to any pledge, lien, security interest, charge or encumbrance other than in favor of Lender.

          3.3.4. Material Adverse Change. There has occurred, in Lender’s reasonable judgment, a material adverse change in the financial condition or affairs of Borrower or any Subsidiary Bank since the date of the Borrower 2003 Audited Financial Statements.

          3.3.5. Representations and Warranties. Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date.

          3.3.6. Approvals. All necessary or appropriate actions and proceedings have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form satisfactory to Lender, including, if appropriate in the opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.

          3.3.7. Other Documents. Lender has not received in substance and form reasonably satisfactory to Lender, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents that are provided for hereunder, or that it may reasonably request.

     3.4. General. Lender’s refusal to disburse any proceeds of the Loan on account of the provisions of Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default. Each Rate Election Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects and that all representations and warranties made by Borrower hereunder continue to be true and correct as of the date of such Rate Election Notice.

4. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

     4.1. Organization and Authority.

          4.1.1. Legally. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business except where the failure to so qualify would not have a material adverse effect on the financial condition, business, operations or prospects of Borrower; and (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary Bank and the other Subsidiaries is duly organized, validly existing and chartered under the laws of the state of its organization or the United States of America, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. The deposit accounts of each of the Subsidiary Banks are insured by the FDIC. Borrower and each of the Subsidiary Banks have made payment of all franchise and similar taxes in the States of Delaware and Illinois, and in all of the

other respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a material adverse effect on the financial condition, business or operations of Borrower or the Subsidiary Banks, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or the Subsidiary Banks, as the case may be.

          4.1.2. Borrower Information.

               4.1.2.1. Section 4.1.2 of the Disclosure Schedule correctly sets forth (a) the state or states in which Borrower conducts its businesses, (b) a list of all subsidiaries of Borrower, all of which are directly or indirectly wholly owned by Borrower, and (c) a list of each class of stock of Borrower and the number of authorized and issued and outstanding shares of each class of stock of Borrower. Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of Borrower. All of the outstanding capital stock of Borrower has been duly authorized, legally and validly issued, fully paid and nonassessable. Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Borrower or obligating Borrower to grant, extend or enter into any such agreement or commitment.

               4.1.2.2. Borrower has filed (i) each of the Forms 10-K with the SEC as required to be filed for the fiscal years of Borrower ended December 31, 2002 and December 31, 2001 and (i) since January 1, 2003, all other required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (those documents referenced in clauses (i) and (ii) are referred to as the “Borrower SEC Documents”). No Subsidiary of Borrower is required to file any report, schedule, form, statement or other document with the SEC. As of their respective filing dates, and, in the case of any registration statement under the Securities Act, its effective date, the Borrower SEC Documents complied as to form in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Borrower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.1.3. Capital Stock of the Subsidiary Banks. Section 4.1.3 of the Disclosure Schedule correctly sets forth (a) the state or states in which each of the Subsidiary Banks conducts businesses, and (b) a list of each class of stock of each of the Subsidiary Banks as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Section 4.1.3 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of either of the Subsidiary Banks. All of the Subsidiary Bank Shares have been duly authorized, legally and validly issued, fully paid and nonassessable, and the Subsidiary Bank Shares are owned by Borrower free and clear of all pledges, liens, security interests, charges or encumbrances, except as may exist for the benefit of Harris Trust and Savings Bank (which shall be released simultaneously with the Closing) and, following the Closing Date, Borrower will own the Subsidiary Bank Shares free and clear of all pledges, liens, security interests, charges or encumbrances, except for any security interest granted herewith by Borrower to Lender. None of the Subsidiary Bank Shares have been issued in violation of any shareholder’s preemptive rights. Except as otherwise stated in Section 4.1.3 of the Disclosure Schedule, there are, as of the date of this Agreement, no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of either of the Subsidiary Banks or obligating Borrower or either of the Subsidiary Banks to grant, extend or enter into any such agreement or commitment.

          4.1.4. Corporate Names. Borrower has no assumed corporate names and is not doing business under any name other than as set forth in Section 4.1.4 of the Disclosure Schedule.

     4.2. No Impediment to Transactions.

          4.2.1. Transaction is Legal and Authorized. The borrowing of the principal amount of the Loan, the execution of this Agreement and the other Loan Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Loan Documents are within the corporate and other powers of Borrower and each of the Subsidiary Banks. This Agreement and the other Loan Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Borrower or other signatory thereof (other than Lender), as appropriate, enforceable in accordance with their terms.

          4.2.2. No Defaults or Restrictions. Neither the execution and delivery of the Loan Documents nor compliance with their terms and conditions will conflict with or result in a material breach of, or constitute a material default under, any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any other agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or any of their properties may be bound or affected, or any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Subsidiary under the terms or provisions of any of the foregoing. None of Borrower or any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or their properties may be bound or affected.

          4.2.3. Governmental Consent. Except for those furnished pursuant to Section 3.2.6, if any, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower and no registrations or declarations are required to be filed by Borrower in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the other Loan Documents.

     4.3. Purposes of Loan.

          4.3.1. Use of Proceeds. Borrower shall use the proceeds of the Loan to retire certain existing indebtedness to Harris Trust and Savings Bank, with any remaining proceeds to be used for general corporate purposes including to support the growth of the Subsidiary Banks. The Loan is an exempt transaction under the Truth-in-Lending Act, as amended or recodified. Borrower does not own any “margin stock” as such term is defined in Regulation U of the FRB. Borrower will not use any part of the proceeds of the Loan (a) directly or indirectly to purchase or carry any margin stock or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of the FRB.

          4.3.2. Usury. The Loan constitutes a transaction within the meaning of 815 ILCS 205/4(1)(a), and the amount to be received by Lender as interest under the Note is not usurious or illegal under applicable law.

     4.4. Financial Condition.

          4.4.1. Borrower 2003 Audited Financial Statements. Borrower has delivered to Lender copies of the consolidated and consolidating financial statements of Borrower as of and for the year ending December 31, 2003 (the “Borrower 2003 Audited Financial Statements Date”), audited by Borrower’s Accountant (the “Borrower 2003 Audited Financial Statements”). The Borrower 2003 Audited Financial Statements are true and correct, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations as of such date. Since the Borrower 2003 Audited Financial Statements Date, there has been no material and adverse change in the financial condition, business, properties or operations of Borrower or Subsidiary Bank. The Borrower 2003 Audited Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP and applicable banking regulations, rules, and guidelines, respectively. Neither Borrower nor either of the Subsidiary Banks has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Borrower 2003 Audited Financial Statements.

          4.4.2. Loans. Except as otherwise stated in Section 4.4.2 of the Disclosure Schedule, each loan having an outstanding balance of more than $100,000 and reflected as an asset of either of the Subsidiary Banks in the Borrower 2003 Audited Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to (a) bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and (b) general principles of equity. To Borrower’s knowledge, except as otherwise stated in Section 4.4.2 of the Disclosure Schedule, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles, and, no such loan having an unpaid balance (principal and accrued interest) in excess of $100,000 is subject to any defense, offset or counterclaim.

          4.4.3. Reserve for Possible Loan and Lease Losses. The reserves for possible loan and lease losses shown in the Borrower 2003 Audited Financial Statements are adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such Borrower 2003 Audited Financial Statements and contain an additional amount of unallocated reserves for unanticipated future losses at levels considered adequate based upon generally accepted safe and sound banking practices, as of the date of such Borrower 2003 Audited Financial Statements. The aggregate principal amount of loans contained in the loan portfolios of the Subsidiary Banks in excess of the corresponding reserve is fully collectible.

          4.4.4. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower and the Subsidiary Banks have capital sufficient to carry on their respective business and transactions and all businesses and transactions in which they are about to engage and each is solvent and able to pay its debts as they mature. No transfer, sale, conveyance, assignment, pledge, hypothecation, mortgage, encumbrance or other disposition of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or the Subsidiary Banks.

     4.5. Title to Properties.

          4.5.1. Owned Property. Except for real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Subsidiary Banks and property or other assets leased by Borrower or the Subsidiary Banks, Borrower and the Subsidiary Banks have, respectively, good and marketable fee title to all the Properties, and good and marketable title to all other property and assets reflected in the Borrower 2003 Audited Financial Statements, excluding property and assets sold or otherwise disposed of for their fair market value subsequent to the date of such Borrower 2003 Audited Financial Statements. Except for Properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Subsidiary Banks and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and the Subsidiary Banks are free from any liens, encumbrances or defects in title, except for any liens granted herewith or previously by Borrower to Lender. Except as identified in Section 4.5.1 of the Disclosure Schedule, no financing statement under the UCC that names Borrower or either of the Subsidiary Banks has been filed and neither Borrower nor any Subsidiary Bank has signed any financing statement or any Pledge Agreement authorizing any secured party thereunder to file any such financing statement.

          4.5.2. Leased Property. For assets or property leased by Borrower or the Subsidiary Banks, Borrower and the Subsidiary Banks enjoy peaceful and undisturbed possession under all of the Leases under which they are operating, all of which permit the customary operations of Borrower and Subsidiary Bank, as applicable. None of such Leases is in material default, and, no event has occurred that with the passage of time or the giving of notice, or both, would constitute a material default under any thereof.

     4.6. No Material Adverse Change. Since the Borrower 2003 Audited Financial Statements Date, neither the business, operations, properties nor assets of Borrower or any Subsidiary Bank have been materially and adversely affected in any way, as the result of any act or event, including fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workmen or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof. Since the Borrower 2003 Audited Financial Statements Date, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of any of Borrower or the Subsidiary Banks other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

     4.7. Compliance with Law. Borrower and the Subsidiary Banks have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of Borrower or either of the Subsidiary Banks.

          4.7.1. Taxes. Borrower and each Subsidiary have filed all United States income tax returns and all state and municipal tax returns that are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes that have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary. To the best of Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

          4.7.2. Regulatory Enforcement Actions. Except as set forth on Section 4.7.2 of the Disclosure Schedule, none of Borrower, the Subsidiary Banks or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

          4.7.3. Pending Litigation. Except as otherwise disclosed in Section 4.7.3 of the Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to the best knowledge of Borrower, threatened or proposed, against Borrower or the Subsidiary Banks at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or either of the Subsidiary Banks; and neither Borrower nor either of the Subsidiary Banks is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or the Subsidiary Banks.

          4.7.4. RICO. There are no suits, actions or proceedings pending or threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.

          4.7.5. ERISA. All Employee Benefit Plans (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans. Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. Neither Borrower nor any ERISA Affiliate has failed to make any contributions or to pay any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law. No “reportable event” or “prohibited transaction,” as defined in

ERISA, has occurred and is continuing as to any Employee Benefit Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan. Except as set forth in Section 4.7.5 of the Disclosure Schedule, no Employee Benefit Plan has, or as of the Closing Date will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated. All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan. Except as required by section 4980B of the Code or applicable state insurance laws, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

          4.7.6. Environmental. No Property is or has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials, and neither Borrower nor any Subsidiary has engaged in such activities. Each Property, and Borrower and each Subsidiary, are in compliance with all Hazardous Materials Laws. There are no claims or actions (“Hazardous Materials Claims”) pending or, to the best of Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

     4.8. Borrower Status.

          4.8.1. Restrictions on Borrower. Except as set forth on Section 4.7.2 of the Disclosure Schedule, neither Borrower nor either of the Subsidiary Banks is a party, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its financial condition, business or operations.

          4.8.2. Non Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Internal Revenue Code and Income Tax Regulations).

          4.8.3. Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          4.8.4. No Burdensome Agreements. Except as set forth on Section 4.7.2 of the Disclosure Schedule, none of Borrower or either of the Subsidiary Banks is a party to any agreement, instrument or undertaking or subject to any other restriction, (a) that presently has a material adverse affect upon the property, financial condition or business operations of Borrower or either of the Subsidiary Banks, or (b) under or pursuant to which Borrower or either of the Subsidiary Banks is or will be required to place (or under which any other Person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

     4.9. No Misstatement. No information, exhibit, report, schedule or document furnished by the Borrower to Lender in connection with the negotiation or execution of this Agreement or the making of the Loan contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

     4.10. Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Loan Document will be true and correct on the date of this Agreement and as otherwise provided herein with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loan and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loan and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Loan Documents.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:

     5.1. Compliance with Loan Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Loan Documents and any other Loan Document to which it is a party.

     5.2. Material Transactions.

          5.2.1. Structural Changes. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to purchase the assets of, merge with or into or consolidate with or into, any other Person without the prior written consent of Lender, which consent shall not be unreasonably withheld.

          5.2.2. Distributions. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not declare or pay any dividend or make (or otherwise become obligated to make) any other distribution in respect of its capital stock, except for cash dividends that do not exceed in the aggregate (i) with respect to the first calendar quarter of any year, 20% of the net income of Borrower as shown on the FRY-9C of Borrower with respect to the prior calendar year delivered pursuant to this Agreement and (ii) during any calendar year, 80% of the net income of Borrower as shown on the prior year’s audited financial statements of Borrower delivered pursuant to this Agreement.

          5.2.3. Incurring Debt. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness, other than as reflected in Section 5.2.3 of the Disclosure Schedule or, with respect to the Subsidiary Banks, in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices, or (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including any capital stock owned by Borrower or the Subsidiary Banks whether owned at the date hereof or hereafter acquired, or assign or otherwise convey any right to receive income.

          5.2.4. Asset Sales. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 2% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender pursuant to Section 6.1, except that each of the Subsidiary Banks may dispose of its property or assets to Borrower or in the ordinary course of its banking business and consistent with safe and sound banking practices.

          5.2.5. Making Loans. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to make any loans or advances, whether secured or unsecured, to any Person, other than loans or advances made by the Subsidiary Banks in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices.

          5.2.6. Guaranties. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, become a guarantor, surety or otherwise become liable for the debts or other obligations of any other Person except in the ordinary course of its banking business and consistent with safe and sound banking practices.

     5.3. Pledged Shares.

          5.3.1. Encumbrance. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Subsidiary Bank Shares or any other stock owned by Borrower or the Subsidiary Banks, except for any security interest granted herewith or previously by Borrower to Lender. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to sell, transfer, issue, reissue, exchange or grant any option with respect to any Subsidiary Bank Shares.

          5.3.2. Dilution. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to cause or allow (a) the percentage of Subsidiary Bank Shares owned directly or indirectly by Borrower to diminish as a percentage of the outstanding capital stock of the Subsidiary Banks, or (b) the sale, transfer, issuance, reissuance, exchange or granting of any option with respect to, any Subsidiary Bank Shares.

          5.3.3. Structural Changes. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, redeem any of Borrower’s or any such Subsidiary’s capital stock or other outstanding securities, declare a stock dividend or otherwise change the capital structure of Borrower or any Subsidiary.

     5.4. Business Operations.

          5.4.1. Compliance with Loan Documents. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to breach or fail to perform or observe any of the terms and conditions of the Note, the Pledge Agreement or any other Loan Document.

          5.4.2. Banking Practices. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to engage in any unsafe or unsound banking practices as determined by a Governmental Agency.

          5.4.3. Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

          5.4.4. Insurance. At its sole cost and expense, Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or the Subsidiary Banks operate, including insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance and such additional bonds and insurance as may reasonably be requested by Lender. All such bonds and policies of insurance shall be in a form and with issuers/insurers recognized as adequate by prudent business persons, and all such policies shall be in amounts no less than the amounts of such policies set forth on Section 5.4.4 of the Disclosure Schedule or as otherwise may be reasonably satisfactory to Lender.

     5.5. Compliance with Laws.

          5.5.1. Generally. Borrower shall comply and cause each Subsidiary to comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties.

          5.5.2. Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, including the Bank Holding Company Act of 1956, as amended, the IBA, the FDI Act and any regulations promulgated thereunder, or (b) make any loans or advances secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices.

          5.5.3. Taxes. Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary. Neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Lender.

          5.5.4. ERISA. As soon as possible, and in any event within 10 Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition that could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

          5.5.5. Environmental Matters. Borrower shall: (a) exercise, and cause the Subsidiary Banks to exercise, due diligence in order to comply with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported to any Governmental Agency under any applicable Hazardous Materials Laws, (ii) any and all written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported to any Governmental Agency, (iii) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to Hazardous Materials Claim, or (B) any Hazardous Materials Claim that could reasonably be expected to have a material adverse effect on Borrower or any Subsidiary, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property or any part thereof to be subject to any materially adverse restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Law, and (v) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials; (c) at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.5.5; and (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply with all applicable Hazardous Materials Laws. In the event Borrower or any Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies. Borrower shall permit Lender, from time to time and in its sole and absolute discretion, to retain, at Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrower or any Subsidiary, and at reasonable times and subject to reasonable conditions to conduct its own investigation of any Property, and Borrower agrees to use commercially reasonable efforts to obtain permission for Lender’s professional consultant to conduct its own investigation of any Property and shall cause each Subsidiary to do the same. Borrower hereby grants to Lender, its agents, employees, consultants and contractors the right to enter into or on to, at reasonable times, any Property to perform such tests on such Property as are reasonably necessary to conduct such investigation. Borrower shall promptly notify Lender of (1) any acquisition of stock, assets, or property by Borrower or the Subsidiary Banks that reasonably could be expected to expose Borrower or the Subsidiary Banks to, or result in, a Hazardous Materials Claim that could have a material adverse effect or that could be expected to have a material adverse effect on any governmental authorization, license, permit or approval then held by Borrower or the Subsidiary Banks, and (2) any proposed action outside the normal course of business to be taken by Borrower or the Subsidiary Banks to commence industrial or other operations that could subject Borrower or the Subsidiary Banks to additional laws, rules or regulations, including laws, rules and regulations requiring additional environmental permits or licenses.

          5.5.6. Environmental Indemnity. Borrower hereby agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, agents, successors and assigns (including any participants in the Loan) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including reasonable attorney’s fees and expenses) that Lender may incur as a direct or indirect consequence of (a) any Hazardous Materials Claim or any other violation of a Hazardous Materials Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or otherwise by Borrower or any Subsidiary. Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Note and any other Loan Documents.

          5.5.7. Corporate Existence. Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiary Banks and its and their rights and franchises, and comply with all related laws applicable to Borrower or the Subsidiary Banks.

     5.6. Lender Expenses. Whether or not the Loan is made, Borrower will (a) pay all reasonable costs and expenses of the Lender incident to the transactions contemplated by this Agreement including all costs and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents as provided in Section 3.2.8, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Note or the other Loan Documents, including the Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by the Lender, and (b) pay and save the Lender and all other holders of the Note harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Note or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Loan Documents, (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by the Lender. The obligations of Borrower under this Section 5.6 shall survive the repayment in full of the Note. Any of the foregoing amounts incurred by the Lender and not paid by Borrower upon demand shall bear interest from the date incurred at the rate of interest in effect or announced by Lender from time to time as its Base Rate plus 3% per annum and shall be deemed part of the Borrower’s Liabilities hereunder.

     5.7. Inspection Rights. Borrower shall permit and cause the Subsidiary Banks to permit Lender, through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and the Subsidiary Banks at times and as often as Lender reasonably may request, and Lender shall treat such matters in accordance with its published privacy policy.

6. REPORTING. Borrower shall furnish and deliver to Lender:

     6.1. Annual. As soon as available, but in any event not more than 90 days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated and consolidating audited financial statements for Borrower and the Subsidiary Banks, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by Borrower’s Accountant or other independent certified public accountants acceptable to Lender, who shall give their unqualified opinion with respect thereto.

     6.2. Quarterly. As soon as available, but in any event not more than 60 days after the close of each quarterly period of each fiscal year of Borrower, or within such further time as Lender may permit, (a) the call reports and thrift financial reports filed by the Subsidiary Banks with federal or state bank regulatory agencies, (b) internally prepared “watch list” or other reports of any Subsidiary Bank with respect to delinquent, classified or assets requiring special attention, and (c) Forms FRY-9C, Forms FRY-9LP and the bank holding company filings filed by Borrower with federal or state bank regulatory agencies.

     6.3. Securities Filings. As soon as practicable, but in any event not more than 3 Business Days after any such filings shall be made with the SEC or any exchange or market on which the capital stock of Borrower may be traded, all reports or other filings made by the Borrower on Forms 10-K and 10-Q and current reports on Form 8-K.

     6.4. Compliance Certificate. Borrower shall furnish Lender, at the same time as the quarterly financial reports referred to in Section 6.2, a quarterly compliance certificate in the form attached as Exhibit F hereto, which certificate shall state that (a) Borrower is in compliance in all material respects with all covenants contained in this Agreement, (b) that no Potential Event of Default or Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (c) all representations and warranties made by Borrower herein continue to be true as of the date of such certificate. Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.

     6.5. Proceedings. Immediately after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or the Subsidiary Banks, other than ordinary course of business litigation not involving the FRB, the FDIC or the ICB, which, if adversely decided, would not have a material adverse effect on the financial condition or operations of Borrower or the Subsidiary Banks.

     6.6. Event of Default; Material Adverse Change. Promptly after the occurrence thereof, notice of any other matter which has resulted in, or which might or could result in, a Potential Event of Default, an Event of Default or a materially adverse change in the financial condition, business or operations of Borrower or the Subsidiary Banks.

     6.7. Issuance of Borrower Capital Stock. An amended Section 4.1.2 of the Disclosure Schedule in the event that Borrower issues any capital stock as provided in Section 4.1.2.

     6.8. Other Information Requested by Lender. Such other information concerning the business, operations, financial condition and regulatory status of Borrower or the Subsidiary Banks as Lender may from time to time reasonably request, so long as such information is not confidential and related to a customer of Borrower or the Subsidiary Banks.

7. FINANCIAL COVENANTS.

     7.1. Well-Capitalized. Borrower (on a consolidated basis) shall maintain and cause the Subsidiary Banks to maintain such capital as may be necessary to cause (a) Borrower to be classified as “well capitalized” and (b) the Subsidiary Banks to be classified as “well capitalized,” each in accordance with the rules and regulations of its primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 6 hereof.

     7.2. Non-Performing Asset Ratio. Borrower shall cause each of the Subsidiary Banks to maintain its ratio of (a) Nonperforming Assets to (b) the sum of Tier 1 Capital plus the Reserve for Loan and Lease Losses to be less than 25% at all times, measured quarterly and derived from the applicable call reports of each of the Subsidiary Banks filed with its primary federal regulator, which shall be consistent with the financial information and reports contemplated in Section 6 hereof. For purposes of this Agreement, “Tier 1 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the primary federal regulator of each of the Subsidiary Banks, as in effect from time to time; “Nonperforming Assets” shall mean the sum of all other real estate owned and repossessed assets, non-accrual loans, restructured loans and loans on which any payment is 90 or more days past due but that continue to accrue interest; and “Reserve for Loan and Lease Losses” shall mean the amount set forth in the call reports of each of the Subsidiary Banks, which shall in each case be consistent with the financial information and reports contemplated in Section 6 hereof.

8. BORROWER’S DEFAULT.

     8.1. Borrower’s Defaults and Lender’s Remedies.

          8.1.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

               8.1.1.1. Borrower fails to pay, when due, any principal of or installment of interest on the Note; or

               8.1.1.2. Borrower fails to pay, when due, any other amount payable under this Agreement (other than principal or interest), and such failure continues for a period of 5 Business Days after notice thereof from Lender to Borrower; or

               8.1.1.3. Borrower fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8, or under any other agreement with Lender, and such failure continues for a period of 30 days after notice thereof from Lender to Borrower; or

               8.1.1.4. Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Loan Documents (including any Collateral Document, but excluding this Agreement) occurs, in each case, after expiration of all applicable grace or cure periods; or

               8.1.1.5. Any representation, warranty or certification made in this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or any of the other Loan Documents by Borrower shall be or become materially incorrect or false, or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be false or misleading and such condition continues for a period of 30 Business Days after notice thereof from Lender to Borrower; or

               8.1.1.6. Borrower fails to keep or perform any of its material agreements, undertakings, obligations, covenants or conditions under that certain written agreement dated as of March 15, 2004, by and among Borrower, Midwest Bank and Trust Company, the FRB and the State of Illinois Office of Banks and Real Estate; or

               8.1.1.7. The dissolution of Borrower, or the occurrence of any material management or organizational change in Borrower that Lender determines, in its reasonable judgment, shall have a material adverse effect on the Loan or in the ability of Borrower to perform its obligations under the Loan documents; or

               8.1.1.8. The execution by Borrower without the consent of Lender of any secondary or additional financing agreements or arrangements of any kind whatsoever secured, in whole or in part, by all or any part of or interest in any Collateral; or

               8.1.1.9. There occurs, in the reasonable opinion of Lender, a material adverse change in the financial condition of Borrower; or

               8.1.1.10. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Borrower from performing any of its obligations under this Agreement or any of the Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

               8.1.1.11. The filing of formal charges by any governmental or quasi governmental entity, including the issuance of an indictment, under a RICO Related Law against Borrower or any Affiliate of Borrower; or

               8.1.1.12. Except as set forth on Section 4.7.2 of the Disclosure Schedule, the FRB, the FDIC, the ICB or other Governmental Agency charged with the regulation of bank holding companies or depository institutions: (a) issues to Borrower or the Subsidiary Banks, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or the Subsidiary Banks, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by the Subsidiary Banks or the payments of any debt by Borrower, restrictions that make the payment of the dividends by the Subsidiary Banks or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding or (b) proposes or issues to any executive officer or director of Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties; or

               8.1.1.13. Final judgment or judgments for the payment of money in an amount in excess of $3 million is or are outstanding against Borrower or against any of its property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

               8.1.1.14. Either of the Subsidiary Banks is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for either of the Subsidiary Banks; or

               8.1.1.15. Borrower or either of the Subsidiary Banks becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or either of the Subsidiary Banks is applied for or appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within 45 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

               8.1.1.16. Any proceedings involving Borrower or either of the Subsidiary Banks are commenced by or against Borrower or either of the Subsidiary Banks under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, with respect to Borrower only, if such proceedings are instituted against Borrower, Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 45 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

               8.1.1.17. Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within 45 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, and if instituted against Borrower, is consented or acquiesced in by it or remains for 45 days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or

               8.1.1.18. Either of the Subsidiary Banks applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for either of the Subsidiary Banks, and is not discharged within 45 days; or

               8.1.1.19. Fifteen days after notice thereof, Borrower or either of the Subsidiary Banks continues to be in default in any payment of principal or interest for any other obligation in an aggregate amount in excess of $500,000, or in the performance of any other term, condition or covenant contained in any agreement (including an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity, except in any case for defaults under such obligations being contested in good faith by Borrower or either of the Subsidiary Banks; or

               8.1.1.20. The Pledged Stock (as defined in the Pledge Agreement) is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

               8.1.1.21. Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, in an aggregate amount in excess of $500,000 (net of any corresponding insurance proceeds received by Borrower), is entered or filed against Borrower or the Subsidiary Banks or against any of their property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

          8.1.2. Lender’s Remedies. Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of the Loan Document, to do any or all of the following, concurrently or successively, without notice to Borrower:

               8.1.2.1. Declare the Note to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; or

               8.1.2.2. Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate; or

               8.1.2.3. Exercise all of its rights and remedies at law, in equity and/or pursuant to any or all Collateral Documents, including foreclosing on the Collateral.

          8.1.3. Certain Expenses. Borrower shall pay to Lender, upon demand, all expenses (including reasonable attorneys’ fees and expenses) of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Agreement or any of the other Loan Documents or other related documents; and all such expenses, as determined by Lender in its sole and absolute discretion, shall, until paid, be secured by the Loan Documents and shall bear interest at the Default Rate described in the Note.

     8.2. Protective Advances. If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the Person or Persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

     8.3. Other Remedies. If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents and other related documents.

     8.4. No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

     8.5. Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s fees and expenses, including attorneys’ fees and expenses in connection with the enforcement of this Agreement or any of the other Loan Documents or other related documents.

9. MISCELLANEOUS.

     9.1. Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights that Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct and gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including attorneys’ fees and expenses) that may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of the Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

     9.2. Assignment and Participation. Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below), or in any of its rights and security hereunder, including the Note. Lender may also assign all or any part of the Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Lender shall notify Borrower in advance of the identity of any proposed Assignee Lender. Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Loan Documents and other related documents (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents (including the obligation to fund the Assignee Lender’s share of the Loan) and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new Note or Notes, as applicable (for delivery to the relevant Assignee Lender), evidencing such Assignee Lender’s assigned portion of the Loan and a replacement Note or Notes, as applicable, in the principal amount of the Loan retained by Lender (such Note to be in exchange for, but not in payment of, the Note then held by Lender). Such Note shall be dated the date of the predecessor Note. Lender shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the Notes and paid at the same time or times provided in the predecessor Note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Loan. In addition, Borrower agrees that, if so requested by Lender, Borrower will cause all insurance policies, binders and commitments (including casualty insurance and title insurance) required by the Loan Documents or other related documents to be delivered to Lender to name the Assignee Lender as an additional insured or obligee, as Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

     9.3. Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or by operation of law.

     9.4. Time of the Essence. Time is of the essence of this Agreement.

     9.5. No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

     9.6. Severability. Any provision of this Agreement that is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

     9.7. Usury; Revival of Liabilities. All agreements between Borrower and Lender (including this Agreement and any other Loan Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Illinois. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Illinois, and if for any reason whatsoever, Lender shall ever receive as interest an amount that would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness secured by the Collateral (whether or not then due and payable) and not to the payment of interest. To the extent that the Lender received any payment on account of the Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to that of such payment(s) or proceeds received, the Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of the Borrower’s Liabilities; provided, however, if Lender successfully contests an such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

     9.8. Notices. Any notice that either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160
Attn: Daniel R. Kadolph
Telephone No.: (708) 865-1053
Fax No.: (708) 865-7235

if to Lender:	LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attn: Mr. Michael A. Tighe, Jr.
Telephone No.: (312) 904-7083
Fax No.: (312) 904-6352

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.

     9.9. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

     9.10. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

     9.11. Brokerage Commissions. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever (including attorneys’ fees and expenses), consequential or otherwise, that may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against Lender or any Person in connection with the transaction herein contemplated arising out of or relating to Borrower’s or Lender’s action or inaction.

     9.12. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

     9.13. Additional Assurances. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.

     9.14. Entire Agreement. This Agreement, the Disclosure Schedules and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.

     9.15. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Nothing herein shall be deemed to limit any rights, powers or privileges that Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender that is lawful pursuant to, or that is permitted by, any of the foregoing.

     9.16. Forum; Agent; Venue. To induce Lender to accept this Agreement and the other Loan Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Loan Documents shall be litigated only in courts having suits within Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby irrevocably appoints and designates its Chief Financial Officer, whose business address is 501 W. North Avenue, Melrose Park, Illinois 60160, or any other Person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate (having given five days’ written notice thereof to Lender) as Borrower’s true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such Person shall constitute personal service of such process upon Borrower. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

     9.17. No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

     9.18. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

     9.19. Definitions; Captions; Counterparts; Facsimile. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives, successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     9.20. Knowledge; Discretion. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

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     WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MIDWEST BANC HOLDINGS, INC.

By:	/s/Daniel R. Kadolph

	Name:	Daniel R. Kadolph
	Title:	Senior Vice President
and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/Michael A. Tighe, Jr.

	Name:	Michael A. Tighe, Jr.
	Title:	Vice President
Financial Institutions

S-1

EXHIBIT A

FORM OF NOTE

$25,000,000.00	Chicago, Illinois April 8, 2004

     FOR VALUE RECEIVED, the undersigned, MIDWEST BANC HOLDINGS, INC., a bank holding company incorporated under the laws of the State of Delaware (“Borrower”), promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of TWENTY-FIVE MILLION AND NO/100THS DOLLARS ($25,000,000.00), or so much thereof as shall be advanced or readvanced with interest thereon as hereinafter provided. It is contemplated that there will be advances and payments under this note (this “Note”) from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder. This Note is issued pursuant to the terms of a Loan Agreement of even date herewith by and between Borrower and Lender (the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

     Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and Loan Agreement as set forth in the Loan Agreement, and such interest shall be due and payable on the last day of each March, June, September and December as set forth in the Loan Agreement, commencing March 31, 2004. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

     The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

     This Note is issued pursuant to the terms of the Loan Agreement and is secured by and entitled to the benefits of, among other things, the Collateral Documents. In case an Event of Default (as defined under any of the Loan Agreement, the Collateral Documents, or other Loan Document) shall occur and be continuing (any of the foregoing being a “Event of Default” hereunder), the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

     Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

     Provided that no Event of Default then exists, this Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

     From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default, interest shall be computed on all amounts then due and payable under this Note at a “Default Rate” equal to 2% per annum (based on a 360-day year and charged on the basis of actual days elapsed) in excess of the interest rate otherwise accruing under this Note.

     If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses as provided in the Loan Agreement.

     No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby. A waiver of any term of this Note or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.

     Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

     Time is of the essence with respect to every provision hereof. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of in-house or staff attorneys and the reasonable fees and expenses of any other experts or consultants.

     All agreements between Borrower, on the one part, and Lender, on the other part (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby), are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

     Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

     This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

     To induce Lender to accept this Note and the other Loan Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Note shall be litigated only in courts having situs within Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby irrevocably appoints and designates its Chief Financial Officer, whose business address is 501 W. North Avenue, Melrose Park, Illinois 60160, or any other Person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate (having given five days’ written notice thereof to Lender) as Borrower’s true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such Person shall constitute personal service of such process upon Borrower. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

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     BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

     IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

MIDWEST BANC HOLDINGS, INC.

By:	/s/Daniel R. Kadolph

Name: Daniel R. Kadolph
Title: Senior Vice President and Chief Financial Officer

EXHIBIT B

FORM OF PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is dated as of April 8, 2004 and is made by and between MIDWEST BANC HOLDINGS, INC., a bank holding company incorporated under the laws of the State of Delaware (“Pledgor”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S :

     A. Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of Midwest Bank and Trust Company and Midwest Bank of Western Illinois (the “Subsidiary Banks”), each of which is chartered as an Illinois state bank.

     B. Borrower has requested that Lender provide it with a Loan in the principal amount of up to $25,000,000.

     C. This Pledge Agreement has been executed and delivered by Pledgor to Lender pursuant to Section 3.2.3 of the Loan Agreement (as defined below).

     THEREFORE, in consideration of the mutual covenants, conditions and agreements and to induce Lender to enter into the Loan Agreement and to make Loan and other financial accommodations to Pledgor, the parties hereby agree as follows:

A G R E E M E N T :

1. DEFINITIONS

     1.1. Defined Terms. The following capitalized terms generally used in this Pledge Agreement shall have the meanings defined or referenced below (such meanings to be equally applicable to both the singular and the plural forms of the term defined). Certain other capitalized terms used in specific sections of this Agreement may be defined in such sections.

     “Certificates” means any and all notes, warrants, options, stock certificates or other documents or instruments now or hereafter received or receivable by Pledgor and representing Pledgor’s interest in the Pledged Stock.

     “Loan Agreement” means that Loan Agreement of even date herewith between Lender and Pledgor, as may be amended, restated, supplemented or modified from time to time, which is incorporated by reference in this Pledge Agreement.

     “Pledged Stock” means: (i) the shares of capital stock described on the attached Schedule A-1 and Schedule A-2 hereto and any and all other shares of capital stock issued by the Subsidiary Banks previously or hereafter acquired by Pledgor, whether directly from the Subsidiary Banks or otherwise and whether such other shares are now or hereafter in the possession of Pledgor, Lender or other holder; (ii) all stock and other securities or property which are issued pursuant to conversion, redemption, exercise of rights, stock split, recapitalization, reorganization, stock dividends or other corporate act which are referable to the Pledged Stock (collectively, the “Additional Pledged Securities”); (iii) all distributions, whether cash or otherwise, in the nature of a partial or complete liquidation, dissolution or winding up which are referable to the Pledged Stock (such distributions are hereinafter referred to as “Liquidating Distributions”); and (iv) all substitutions for any of the foregoing, proceeds of and from any of the foregoing and all interest, cash dividends or other payments in respect of any of the foregoing.

     1.2. Other Defined Terms. All other capitalized terms used herein have the meanings assigned to them in the Loan Agreement.

     1.3. Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2. PLEDGE AND GRANT OF SECURITY INTERESTS. Pledgor hereby pledges, collaterally assigns, hypothecates and transfers to Lender all Pledged Stock, together with appropriate undated assignments separate from the Certificates duly executed in blank, and hereby grants to and creates in favor of Lender liens and security interests in the Pledged Stock as collateral security for (a) the due and punctual payment when due (whether at maturity, by acceleration or otherwise) in full of all amounts due under the Note (as the same may be amended, restated, supplemented, modified, extended or replaced from time to time) in the aggregate face amount of up to Twenty-Five Million Dollars ($25,000,000) executed and delivered by Pledgor to Lender pursuant to the Loan Agreement; (b) the due and punctual performance and observance by Pledgor of all other Borrower’s Liabilities; (c) the due and punctual performance and observance by Pledgor of all of its agreements, obligations, liabilities and duties under this Pledge Agreement, the Loan Agreement and the other Loan Documents; (e) all amounts due to the Lender under the Note, including any and all modifications, extensions, renewals or refinancings thereof and including, without limitation, all principal, interest and other amounts due under the Note; (f) all sums advanced by, or on behalf of, the Lender in connection with, or relating to, the Loan Agreement, the Note or the Pledged Stock including, without limitation, any and all sums advanced to preserve the Pledged Stock, or to perfect the Lender’s security interest in the Pledged Stock; (g) in the event of any proceeding to enforce the satisfaction of the obligations, or any of them, or to preserve and protect their rights under the Loan Agreement, the Note, this Pledge Agreement or any other agreement, document or instrument relating to the transactions contemplated in the Loan Agreement, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Stock, or of any exercise by the Lender of its rights, together with reasonable attorneys’ fees, expenses and court costs; (h) any indebtedness, obligation or liability of the Pledgor to the Lender, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, however created or arising and however evidenced; (i) any indebtedness, obligation or liability of the Pledgor under or in connection with any Interest Rate Protection Agreement; and (j) all costs incurred by Lender to obtain, perfect, preserve and enforce the liens and security interests granted by this Pledge Agreement, the Loan Agreement and the other Loan Documents, to collect the Obligations Secured Hereby (as hereinafter defined) and to maintain and preserve the Pledged Stock, with such costs including, without limitation, expenditures made by Lender for attorneys’ fees and other legal expenses and expenses of collection, possession and sale of the Pledged Stock, together with interest on all such costs at the Default Rate (the foregoing subsections (a) through (i) are collectively referred to herein as the “Obligations Secured Hereby”).

3. DELIVERY OF PLEDGED STOCK. On the date hereof, Pledgor shall place the Pledged Stock in pledge by delivering the Certificates to and depositing them with Lender or its agent appointed in writing by Lender. Pledgor shall also deliver to Lender or its agent concurrently herewith undated assignments separate from the Certificates duly executed in blank and all other applicable and appropriate documents and assignments in form suitable to enable Lender to effect the transfer of all or any portion of the Pledged Stock to the extent hereinafter provided.

4. ADDITIONAL COLLATERAL

     4.1. Delivery of Additional Pledged Securities. If Pledgor shall hereafter become entitled to receive or shall receive any interest, cash dividends, cash proceeds, additional shares of capital stock issued by the Subsidiary Banks, any Additional Pledged Securities, any Liquidating Distributions, or any other cash or non-cash payments on account of the Pledged Stock, Pledgor agrees to accept the same as Lender’s agent and to hold the same in trust on behalf of and for the benefit of Lender and agrees to promptly deliver to same or any Certificates therefor forthwith to Lender or its agent in the exact form received, with the endorsement of Pledgor, when necessary, or appropriate undated assignments separate from the Certificates duly executed in blank, to be held by Lender or its agent subject to the terms hereof.

     4.2. Proceeds; Dividends and Voting. Notwithstanding anything contained in this Pledge Agreement to the contrary, Pledgor shall be entitled to receive or shall receive such interest and cash dividends paid on account of the Pledged Stock, and to exercise voting rights with respect to the Pledged Stock, so long as there has not occurred and is then continuing any Potential Event of Default or Event of Default under the Loan Agreement or this Pledge Agreement.

5. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR. To induce Lender to enter into this Pledge Agreement and the Loan Agreement, Pledgor makes the following representations and warranties to Lender:

     5.1. Pledgor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2. The execution and delivery of this Agreement and the performance by Pledgor of its obligations hereunder are within Pledgor’s corporate powers and have been duly authorized by all necessary corporate action.

     5.3. Pledgor owns beneficially and of record all of the issued and outstanding shares of capital stock of the Subsidiary Banks and has good and marketable title to all of the Pledged Stock.

     5.4. Pledgor holds the Pledged Stock free and clear of all liens, charges, encumbrances, security interests, options, voting trusts and restrictions of every kind and nature whatsoever except only the liens and security interests created by this Pledge Agreement or otherwise in favor of Lender.

     5.5. Each security that is a part of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable.

     5.6. This Pledge Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor enforceable against it in accordance with its terms.

     5.7. No consent or approval of any governmental body, regulatory authority or securities exchange or other Person or entity is required to be obtained by Pledgor in connection with the execution, delivery and performance of this Pledge Agreement other than those that have been obtained already.

     5.8. The execution, delivery and performance of this Pledge Agreement will not violate any provision of any applicable law or regulation or of any writ or decree of any court or governmental instrumentality or of any indenture, contract, agreement or other undertaking to which Pledgor is a party or that purports to be binding upon Pledgor or upon any of its assets and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgor except as contemplated by this Pledge Agreement or otherwise in favor of Lender.

     5.9. The pledge, collateral assignment and delivery of the Pledged Stock pursuant to this Pledge Agreement creates a valid first lien and first and senior security interest in the Pledged Stock, which lien and security interest are perfected.

6. PLEDGOR’S COVENANTS.

     6.1. Pledgor covenants and agrees that it will defend Lender’s lien and security interest in and to the Pledged Stock against the claims and demands of all persons whomsoever.

     6.2. Pledgor covenants and agrees that without the prior written consent of Lender, it will not sell, convey or otherwise dispose of any of the Pledged Stock, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance or restriction with respect to any of the Pledged Stock, or any interest therein, or any proceeds thereof, except for the liens and security interests created by this Pledge Agreement.

     6.3. Pledgor covenants and agrees that it will not consent to the issuance of: (i) any additional shares of capital stock of any Subsidiary Bank unless such shares are pledged and the Certificates therefor delivered to Lender, simultaneously with the issuance thereof, together with appropriate undated assignments separate from the Certificates duly executed in blank; and (ii) any options by the issuer of the Pledged Stock obligating such issuer to issue additional shares of capital stock of any class of such issues.

     6.4. At any time and from time to time, upon the written request of Lender, and at the sole expense of Pledgor, Pledgor covenants and agrees that it will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Pledged Stock shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Lender, duly endorsed in a manner satisfactory to Lender, to be held as Pledged Stock pursuant to this Pledge Agreement.

     6.5. Pledgor covenants and agrees to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Stock or in connection with any of the transactions contemplated by this Pledge Agreement.

7. RIGHTS AND REMEDIES UPON DEFAULT.

     7.1. If any Event of Default under the Loan Agreement or any default or breach in any respect by Pledgor of any representation, warranty, covenant or agreement of Pledgor under this Pledge Agreement (after the expiration of any applicable cure period or grace period hereunder or thereunder, which default or breach shall be deemed an Event of Default under the Loan Agreement and hereunder) or any other Event of Default shall occur and be continuing, Lender may do any one or more of the following: (a) declare the Obligations Secured Hereby to be forthwith due and payable, whereupon such Obligations Secured Hereby shall become immediately due and payable without presentment, demand, protest or other notice of any kind; and/or (b) proceed to protect and enforce its rights under this Pledge Agreement, the Note, the Loan Agreement, or any of the other Loan Documents through other appropriate proceedings, and Lender shall have, without limitation, all of the rights and remedies provided by applicable law, including, without limitation, the rights and remedies of a secured party under the Illinois Uniform Commercial Code (the “UCC”) and, in addition thereto, Lender shall be entitled, at Lender’s option, to exercise all voting and corporate rights with respect to the Pledged Stock as it may determine, without liability therefor, but Lender shall not have any duty to exercise any voting and corporate rights in respect of the Pledged Stock and shall not be responsible or liable to Pledgor or any other Person for any failure to do so or delay in so doing.

     7.2. Without limiting the generality of the foregoing, if any Event of Default hereunder or under the Loan Agreement shall occur and be continuing, Lender shall have the right to sell the Pledged Stock, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange for cash, upon credit or for future delivery, and at such price or prices as Lender may deem best, and Lender may be the purchaser of any or all of the Pledged Stock so sold and thereafter Lender or any other purchaser shall hold the same free from any right or claim of whatsoever kind. Lender is authorized, at any such sale, if it deems it advisable so to do, to restrict the number of prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or resale of the Pledged Stock and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Lender may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities laws. Upon any such sale, Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Stock so sold.

     7.3. Each purchaser at any such sale shall hold the property sold, absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor, who hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted. Lender shall give Pledgor not less than ten (10) days’ written notice of its intention to make any such public or private sale or at any broker’s board or on any securities exchange (with such notice to state the time and place of such sale), and Pledgor agrees that such notice shall be deemed reasonable.

     7.4. Any such public sale shall be held at such time or times within the ordinary business hours and at such place or places as Lender may fix in the notice of such sale. At any sale, the Pledged Stock may be sold in one lot as an entirety or in parts, as Lender may determine. Lender shall not be obligated to make any sale pursuant to any such notice. Lender may, without notice or publication, adjourn any sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Pledged Stock on credit or for future delivery, the Pledged Stock so sold may be retained by Lender until the selling price is paid by the purchaser thereof, but Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Stock so sold and, in case of any such failure, such Pledged Stock may again be sold upon like notice.

     7.5. Lender, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose this Pledge Agreement and sell the Pledged Stock, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

     7.6. On any sale of the Pledged Stock, Lender is hereby authorized to comply with any limitation or restriction in connection with such sale that it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any third party or any governmental regulatory authority or officer or court, including, without limitation, all limitations and restrictions imposed by federal and state banking laws and regulations. Compliance with the foregoing sentence shall result in such sale or disposition being considered or deemed to have been made in a commercially reasonable manner.

     7.7. In furtherance of the exercise by Lender of the rights and remedies granted to it hereunder, Pledgor agrees that, upon request of Lender and at the expense of Pledgor, it will use its best efforts to obtain all third party and governmental approvals necessary for or incidental to the exercise of remedies by Lender with respect to the Pledged Stock or any part thereof, including, without limitation, approvals from the FRB and the ICB.

8. REGISTRATION RIGHTS; PRIVATE SALES.

     8.1. If Lender shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7 hereof, and if in the opinion of Lender it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Pledgor will cause the issuer of the Pledged Stock to (a) execute and deliver, and cause to be done all such other acts, as may be, in the opinion of Lender, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (b) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one (1) year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (c) make all amendments thereto and/or to the related prospectus which, in the opinion of Lender, are necessary or advisable, all in material conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Pledgor agrees to cause such issuer to comply in all material respects with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which Lender shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

     8.2. Pledgor hereby acknowledges that, notwithstanding that a higher price might be obtained for the Pledged Stock at a public sale than at a private sale or sales, the making of a public sale of the Pledged Stock may be subject to registration requirements and other legal restrictions compliance with which could require such actions on the part of Pledgor, could entail such expenses and could subject Lender and any underwriter through whom the Pledged Stock may be sold and any controlling Person of any thereof to such liabilities, as would make the making of a public sale of the Pledged Stock impractical. Accordingly, Pledgor hereby agrees that private sales made by Lender in accordance with the provisions of Section 7 hereof may be at prices and on other terms less favorable to the seller than if the Pledged Stock were sold at public sale, that Lender shall not have any obligation to take any steps in order to permit the Pledged Stock to be sold at a public sale complying with the requirements of federal and state securities and similar laws, and that such sale shall not be deemed to be made in a commercially unreasonable manner solely because of its nature as a private sale.

     8.3. Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Stock pursuant to Section 7 and this Section 8 valid and binding and in compliance in all material respects with any and all other applicable requirements of law. Pledgor further agrees that a breach of any of the covenants contained in Section 7 and this Section 8 will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in Section 7 of this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses to the granting of equitable relief

(such as, without limitation, any defense that Lender has an adequate remedy at law or that Lender will not be irreparably injured) in any action for specific performance of such covenants.

9. LIMITATION ON DUTIES REGARDING PLEDGED STOCK. Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Stock in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Lender deals with similar securities and property for its own account. Neither Lender nor any of its directors, officers, employees or agents shall be liable for any good faith failure to demand, collect or realize upon any of the Pledged Stock or for any delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock or for any good faith delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock upon the request of the Pledgor or otherwise.

10. POWERS COUPLED WITH AN INTEREST. All authorizations and agencies herein contained with respect to the Pledged Stock are irrevocable and powers coupled with an interest.

11. INDEMNIFICATION. Pledgor agrees to indemnify and hold harmless Lender (to the full extent permitted by law) from and against any and all claims, demands, losses, judgments, liabilities for penalties and excise taxes and other damages of whatever nature, and to reimburse Lender for all costs and expenses, including reasonable legal fees and disbursements, growing out of or resulting from the Pledged Stock, this Pledge Agreement, the Loan Agreement or the other Loan Documents or the administration and enforcement of this Pledge Agreement, the Loan Agreement or the other Loan Documents or exercise of any right or remedy granted to Lender hereunder except with respect to such claims, etc. arising solely from the gross negligence or willful misconduct of Lender, but including without limitation, any tax liability incurred by Lender or any of its affiliates as a result of the exercise by Lender of any of its rights hereunder. In no event shall Lender be liable to Pledgor for any action taken by Lender that is permitted under this Pledge Agreement other than to account for proceeds of the Pledged Stock actually received by Lender.

12. DISTRIBUTION OF PLEDGED STOCK. Upon enforcement of this Pledge Agreement following an Event of Default under this Pledge Agreement, the Loan Agreement, or the Note, the proceeds of the Pledged Stock shall be applied to the Obligations Secured Hereby in such order and manner as Lender may determine. In the event such monies shall be insufficient to pay all of the Obligations Secured Hereby, Pledgor shall be liable to Lender for any deficiency therein.

13. NO WAIVER; CUMULATIVE REMEDIES. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by Lender, and then such waiver shall be valid to the extent therein set forth. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of Lender any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14. SEVERABILITY OF PROVISIONS. The provisions of this Pledge Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall attach only to such clause or provision or part thereof and shall not in any manner affect any other clause or provision in this Pledge Agreement.

15. AMENDMENTS; CHOICE OF LAW; BINDING EFFECT.

     15.1. None of the terms or provisions of this Pledge Agreement may be altered, modified or amended except by an instrument in writing, duly executed by each of the parties hereto.

     15.2. This Pledge Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

     15.3. This Pledge Agreement is made for the sole benefit of Pledgor and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

16. NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be given in accordance with Section 9.8 of the Loan Agreement.

17. HEADINGS. The descriptive headings hereunder used are for convenience only and shall not be deemed to limit or otherwise effect the construction of any provision hereof.

18. COUNTERPART AND FACSIMILE EXECUTION. This Pledge Agreement may be executed by facsimile and in several counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same agreement.

19. FORUM; AGENT; VENUE. To induce Lender to accept this Agreement and the other Loan Documents, Pledgor irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Loan Documents shall be litigated only in courts having suits within Chicago, Illinois. Pledgor hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Pledgor hereby irrevocably appoints and designates its Chief Financial Officer, whose business address is 501 W. North Avenue, Melrose Park, Illinois 60160, or any other Person having and maintaining a place of business in such State, whom Pledgor may from time to time hereafter designate (having give five days’ written notice thereof to Lender) as Pledgor’s true and lawful attorney and duly authorized agent for acceptance of service of legal process. Pledgor agrees that service of such process upon such Person shall constitute personal service of such process upon Pledgor. Pledgor hereby waives any right it may have to transfer or change the venue of any litigation brought against Pledgor by Lender.

20. IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO ISSUERS. Pledgor hereby authorizes and instructs each issuer of Pledged Stock to comply with any instruction received by it from Lender in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from Pledgor, and Pledgor agrees that the issuer shall be fully protected in so complying.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     WAIVER OF RIGHT TO JURY TRIAL. PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS PLEDGE AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF PLEDGOR OR LENDER. PLEDGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. PLEDGOR FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY PLEDGOR AND PLEDGOR’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

     IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

MIDWEST BANC HOLDINGS, INC.

By:	/s/Daniel R. Kadolph

Name: Daniel R. Kadolph
Title: Senior Vice President and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/Michael A. Tighe, Jr.

Name: Michael A. Tighe, Jr.
Title: Vice President Financial Institutions

SCHEDULE A-1

ISSUER: MIDWEST BANK AND TRUST COMPANY

		Certificate
Owner	Class	Number	Number of Shares	Percentage of Class
Midwest Banc Holdings, Inc.	Common	7261	86,645	8.04%
Midwest Banc Holdings, Inc.	Common	7262	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7263	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7264	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7265	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7266	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7267	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7268	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7269	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7270	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7271	90,000	8.36%
Midwest Banc Holdings, Inc.	Common	7272	90,000	8.36%

SCHEDULE A-2

ISSUER: MIDWEST BANK OF WESTERN ILLINOIS

		Certificate
Owner	Class	Number	Number of Shares	Percentage of Class
Midwest Banc Holdings, Inc.	Common	101	80,000	100%

ACKNOWLEDGMENT

     The undersigned issuer of the Pledged Stock hereby acknowledges receipt of a copy of this Pledge Agreement and agrees to (a) note the restrictions herein on its books, records, ledgers and certificates maintained with respect to its capital stock, (b) not make or permit any dividends or distributions with respect to its capital stock except as permitted in this Pledge Agreement, and (c) not make or permit any sale, transfer or issuance of any of its capital stock or of any rights to acquire its capital stock except as permitted in this Pledge Agreement.

MIDWEST BANK AND TRUST COMPANY, an Illinois state bank

By:	/s/ Brad A. Luecke

Name:	Brad A. Luecke

Title:	Vice Chairman and Chief Executive Officer

ACKNOWLEDGMENT

     The undersigned issuer of the Pledged Stock hereby acknowledges receipt of a copy of this Pledge Agreement and agrees to (a) note the restrictions herein on its books, records, ledgers and certificates maintained with respect to its capital stock, (b) not make or permit any dividends or distributions with respect to its capital stock except as permitted in this Pledge Agreement, and (c) not make or permit any sale, transfer or issuance of any of its capital stock or of any rights to acquire its capital stock except as permitted in this Pledge Agreement.

MIDWEST BANK OF WESTERN ILLINOIS, an Illinois state bank

By:	/s/ Christopher J. Gavin

Name:	Christopher J. Gavin

Title:	President and Chief Executive Officer

Assignment Separate from Certificate

     FOR VALUE RECEIVED, Midwest Banc Holdings, Inc., does hereby sell, assign and transfer unto                                         ,                                          (     ) Shares of Common Stock of Midwest Bank and Trust Company, standing in his/her/its name on the books of such corporation represented by Certificate Nos.      ,      ,       and       and does hereby irrevocably constitute and appoint attorney to transfer such stock on the books of the within named bank with full power and substitution in the premises.

     Further under penalties of perjury, the undersigned certifies:

1.	That the number shown on this form is the undersigned’s correct taxpayer identification number.

2.	That the undersigned is not subject to backup withholding either because the undersigned had not been notified that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified the undersigned that the undersigned is no longer subject to backup withholding.

     Taxpayer Identification #

     Dated:

MIDWEST BANC HOLDINGS, INC.

By:

Name:

Title:

In presence of:

Assignment Separate from Certificate

     FOR VALUE RECEIVED, Midwest Banc Holdings, Inc., does hereby sell, assign and transfer unto                ,                 (   ) Shares of Common Stock of Midwest Bank of Western Illinois, standing in his/her/its name on the books of such corporation represented by Certificate Nos.    ,    ,    and    and does hereby irrevocably constitute and appoint attorney to transfer such stock on the books of the within named bank with full power and substitution in the premises.

     Further under penalties of perjury, the undersigned certifies:

1.	That the number shown on this form is the undersigned’s correct taxpayer identification number.

2.	That the undersigned is not subject to backup withholding either because the undersigned had not been notified that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified the undersigned that the undersigned is no longer subject to backup withholding.

     Taxpayer Identification #

     Dated:

MIDWEST BANC HOLDINGS, INC.

By:

Name:

Title:

In presence of:

EXHIBIT C

SCHEDULE OF LOAN DOCUMENTS

1.	Loan Agreement

2.	Disclosure Schedule

3.	Note in the principal amount of $25,000,000

4.	Pledge Agreement

5.	Collateral Safekeeping Agreement

6.	Instructions

7.	Rate Election Notice

8.	Certificates Representing the Pledged Stock

9.	Executed Stock Powers for the Pledged Stock

10.	UCC Searches

11.	Opinion of Borrower’s Counsel

12.	Copies certified by the appropriate Governmental Agency of the Certificate of Incorporation of Borrower and the charter of each of the Subsidiary Banks

13.	Good Standing Certificates for the Borrower and the Subsidiary Banks

14.	Copies certified by the Secretary of Borrower of the Bylaws of Borrower and the Subsidiary Banks

15.	Copies certified by the Secretary of Borrower of authorizing resolutions of the board of directors of Borrower

16.	Incumbency certificate of Borrower

17.	Certified copies of all necessary consents of any Governmental Agency with respect to the transactions contemplated in the Loan Documents

C-1

EXHIBIT D

FORM OF RATE ELECTION NOTICE

                                        , 2004

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attn:

Ladies and Gentlemen:

     This will confirm the telephone conversation Ms./Mr.                      had with your office on                     , 2004, regarding Advances under and as defined in the Loan Agreement dated as of March      , 2004 as follows:

FROM LOAN #:

Amount of Advance:	$

Effective Date:

LIBOR Rate Tranche or Base Rate Tranche (circle one)

Very truly yours,

MIDWEST BANC HOLDINGS, INC.

By:

Authorized Signature

D-1

EXHIBIT E

FORM OF OPINION OF BORROWER’S COUNSEL

[DATE]

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attn:

     Re:                     Loan to Midwest Banc Holdings, Inc.

Ladies and Gentlemen:

     We have served as counsel to Midwest Banc Holdings, Inc. (the “Borrower”), a bank holding company incorporated under the laws of Delaware, in connection with the Loan described in that certain Loan Agreement dated as of April 8, 2004 (the “Loan Agreement”) by and between Borrower and LaSalle Bank National Association, a national banking association (the “Lender”). This opinion is being delivered to you pursuant to Section 3.2.2 of the Loan Agreement. Capitalized terms used herein and otherwise undefined shall have the meanings given them in the Loan Agreement.

     In order to render the opinions expressed herein, we have examined the following (collectively, the “Financing Documents”):

     1. the executed Loan Agreement and the other Loan Documents; and

     2. such other documents, instruments, writings and agreements as we deemed appropriate.

     In our examination of the Financing Documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of all copies submitted to us with the originals to be delivered and the due authorization, execution and delivery by each party to such documents (other than Borrower).

     Based on the foregoing and subject to the qualifications set forth in this letter, it is our opinion that:

     1. Borrower is duly organized, validly existing and in good standing as a corporation under the laws of Delaware, is qualified to do business in all other states where the nature and extent of the business or activities transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to do so qualify would not have a material adverse effect on Borrower, and has the requisite corporate power to conduct its business and activities as they have been and are now being conducted. Borrower is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     2. Borrower has                      shares of authorized stock consisting of                      shares of Common Stock, of which                      shares are issued and                      shares are outstanding. All of such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable. [Conform to capitalization of Borrower].

     3. Each of the Subsidiary Banks is an Illinois state bank duly organized, validly existing and in good standing under the laws of the states of Illinois. The deposit accounts of each of the Subsidiary Banks are insured by the FDIC. Each of the Subsidiary Banks has the requisite power and authority, corporate or otherwise, to conduct its business as it has been and is now being conducted. The authorized capital stock of each of the Subsidiary Banks is as stated in the Loan Agreement and such stock is validly issued and outstanding, fully paid and non-assessable. The Pledge Agreement and the possession of the Subsidiary Bank Shares by Lender are sufficient to create a first priority valid and perfected lien on such shares.

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     4. Borrower owns 100% of the outstanding capital stock of each of the Subsidiary Banks free and clear of all liens, encumbrances and security interests of others other than encumbrances in favor of the Lender. None of the issued and outstanding shares of capital stock of either of the Subsidiary Banks has been issued in violation of any preemptive rights. There are no options, warrants, or other rights outstanding to acquire any capital stock of either of the Subsidiary Banks and no Person or entity has any other right to purchase or acquire any unissued shares of capital stock of either of the Subsidiary Banks, nor does any Subsidiary Bank have any obligation of any nature with respect to its unissued shares of capital stock.

     5. No order, permission, consent or approval of any federal or state commission, board or regulatory authority is required for the execution and delivery or performance by Borrower of the Loan Documents.

     6. Except as disclosed in the Loan Documents, there are no actions, suits, investigations, or proceedings pending, or to our knowledge and belief, threatened against or affecting Borrower, or any Subsidiary or the business or properties of Borrower, or any Subsidiary, or before or by any governmental agency or any court, arbitrator or grand jury, which can reasonably be expected to result in any material adverse change in business, operations or properties or assets or in the condition, financial or otherwise, of Borrower, or any Subsidiary or in the ability of Borrower, or any Subsidiary to perform under the Loan Documents. None of Borrower or any Subsidiary is, to our knowledge and belief, in default with respect to any judgment, order, writ, injunction, decree, demand, rules or regulation of any court, arbitrator, grand jury, or of any governmental agency, default under which might have consequences which would materially and adversely affect the business, properties or assets of the condition, financial or otherwise, of Borrower or any Subsidiary.

     7. There is no default by Borrower, or any Subsidiary under any order, writ, injunction or decree of any court, any applicable law, instrumentality, any contract, lease, agreement, instrument or commitment to which any of them is a party or bound, which has or would have a material adverse effect upon the condition, financial or otherwise, of Borrower, or any Subsidiary or their ability to perform under the Loan Documents.

     8. To the best of our knowledge, no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for purposes of purchasing or carrying margin stock.

     9. The execution, delivery and performance by Borrower of the Loan Documents (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action of Borrower, (iii) do not contravene (1) Borrower’s, the Subsidiary Banks’ or any other Subsidiary’s charter or by-laws or (2) any law or contractual restriction affecting Borrower, the Subsidiary Banks or any other Subsidiary, (iv) do not result in a default under any agreement to which Borrower or the Subsidiary Banks is a party, and (v) other than as contained in the Pledge Agreement, do not result in the creation of any lien or other encumbrance upon or with respect to any of the assets or property of Borrower, the Subsidiary Banks or any other Subsidiary.

     10. The Loan Documents are legally valid and binding obligations of Borrower and are enforceable against it in accordance with their respective terms, except as such enforceability may be limiting by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors’ rights or equitable principles generally.

     11. Assuming, as of this date, possession by Lender of the Subsidiary Bank Shares and continued possession by Lender of the Subsidiary Bank Shares, the security interests provided for in the Financing Documents have been duly and properly created, and all right, title and interest of Borrower in the Subsidiary Bank Shares have attached and have been perfected.

     12. No taxes or governmental fees or charges are required to be paid in connection with the execution or delivery of the Financing Documents or the perfection of the security interests referred to in the Pledge Agreement.

Very truly yours,

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EXHIBIT F

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

for the Quarter Ended

     The undersigned, the                    of Midwest Banc Holdings, Inc. (“Borrower”), hereby delivers this certificate pursuant to Section 6.3 of that certain Loan Agreement dated as of March      , 2004, between Borrower and LaSalle Bank National Association (the “Agreement”) and certifies as of the date hereof as follows:

     1. Attached hereto are the quarterly financial reports described in Section 6.2 of the Agreement for the above-referenced quarter.

     2. Borrower is in compliance in all material respects with all covenants contained in the Agreement, and has provided a detailed calculation, as of the above-referenced quarter-end, on Annex A attached hereto of (a) the financial covenants set forth in Section 7 of the Agreement and (b) the conditions set forth in the definition of “LIBOR Spread.”

     3. No Event of Default has occurred or is continuing under the Agreement. [Or, if incorrect, provide detail regarding the Event of Default and the steps being taken to cure it and the time within which such cure will occur.]

     Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.

Dated: [INSERT DATE]

MIDWEST BANC HOLDINGS, INC.

By:

Name:

Title:

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ANNEX A

to

QUARTERLY COMPLIANCE CERTIFICATE

[to be completed in same format as currently used]

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SCHEDULES 4.1.2, 4.1.3 AND 4.1.4

Borrower Information, Capital Stock of Subsidiaries, and Corporate Names

The capital stock of the Borrower consists of 1,000,000 shares of preferred stock, $0.01 par value, none of which are outstanding and 24,000,000 shares of common stock, $0.01 par value, of which 17, 869,929 shares are outstanding.

Jurisdiction of
Incorporation
Subsidiary	or Organization

Midwest Bank and Trust Company	Illinois
Midwest Bank of Western Illinois	Illinois
Porter Insurance Agency, Inc.	Illinois
Midwest Bank Insurance Services, L.L.C.	Illinois
MBHI Capital Trust I	Delaware
MBHI Capital Trust II	Delaware
MBHI Capital Trust III	Delaware
MBHI Capital Trust IV	Delaware
MBTC Investment Company	Nevada
Midwest Financial and Investment Services, Inc.	Illinois

4.1.3

SCHEDULE 4.4.2

Certain Loans

None.

4.4.2

SCHEDULE 4.5.1

UCC Financing Statements

None.

4.5.1

SCHEDULE 4.7.2

Certain Regulatory Enforcement Actions

Written Agreement by and among Midwest Banc Holdings, Inc., Midwest Bank and Trust Company, Federal Reserve Bank of Chicago and the State of Illinois Office of Banks and Real Estate executed March 15, 2004. A copy of the agreement is attached.

4.7.2

SCHEDULE 4.7.3

Pending Litigation

     The Company through its subsidiaries are involved in a number of loan workouts and collection activities, including foreclosures and bankruptcy proceedings. These matters and other pending litigation is considered immaterial pursuant to the applicable requirements of Statement of Financial Accounting Standards No. 5.

4.7.3

SCHEDULE 4.7.5

ERISA Matters

None.

4.7.5

SCHEDULE 5.2.3

Certain Indebtedness

None.

5.2.3

SCHEDULE 5.4.4

Insurance

See attached.

5.4.4